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                                                                 EXHIBIT 4(14)


                          SECOND SUPPLEMENTAL INDENTURE

                          Dated as of October 10, 2000

                                     Between

                          MIRAGE RESORTS, INCORPORATED,

                                    AS ISSUER

                                       and

                    FIRST SECURITY BANK, NATIONAL ASSOCIATION

                                   AS TRUSTEE

                     To Indenture Dated as of August 1, 1997





                         6.75% Notes Due August 1, 2007
                       7.25% Debentures Due August 1, 2017


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     SECOND SUPPLEMENTAL INDENTURE, dated as of October 10, 2000 (the
"Supplemental Indenture"), between Mirage Resorts, Incorporated, a Nevada corporation (the "Company"), and First Security Bank, National Association (the "Trustee").

     WHEREAS, the Company has executed and delivered the Indenture dated as of August 1, 1997, as supplemented by a Supplemental Indenture dated as of August 1, 1997 (as so supplemented, the "Indenture"), to the Trustee to provide for the issuance of $200,000,000 Principal Amount of the Company's 6.75% Notes Due August 1, 2007 and $100,000,000 Principal Amount of the Company's 7.25% Debentures Due August 1, 2017;

     WHEREAS, the Holders of a majority in Principal Amount of such Notes and Debentures have each approved an amendment proposed by the Company to Section
4.02 of the Indenture, and the Company desires to supplement and amend the Indenture accordingly as contemplated by Section 9.02 thereof; and

     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee in accordance with its terms, and a valid amendment and supplement to the Indenture, have been done.

     NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained, the Company and the Trustee agree as follows:

                                   ARTICLE ONE
             DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

     Unless the context otherwise requires:

     (a) capitalized terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Indenture;

     (b)  the singular includes the plural and vice versa; and

     (c) headings are for convenience of reference only and do not affect interpretation.

                                   ARTICLE TWO
                           AMENDMENT TO THE INDENTURE

     The Indenture is hereby amended by deleting the second paragraph of Section
4.02 in its entirety and replacing it with the following:

     "If the Company is not subject to, or for any reason is not complying with, the requirements of Section 13 or 15(d) of the Exchange Act, the


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     Company shall make available to all of the Holders all quarterly and annual reports which the Company would have been required to file with the SEC if it were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with respect to annual financial statements only, a report thereon by the Company's independent accountants. Notwithstanding the immediately preceding sentence, if (i) the Company is a subsidiary of a corporation or other person ("Parent") which is subject to and is complying with the requirements of Section 13 or 15(d) of the Exchange Act, and (ii) Parent has guaranteed the payment of the Principal of and interest on the Securities in accordance with their terms, then in lieu of complying with the foregoing the Company shall make available to all of the Holders, upon written request, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which Parent is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act."

                                  ARTICLE THREE
                                  MISCELLANEOUS

     3.1. NOTIFICATION TO HOLDERS.

     The Company shall notify the Holders in accordance with Section 9.02 of the Indenture of the execution of this Supplemental Indenture.

     3.2. RATIFICATION OF INDENTURE.

     The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

     3.3. GOVERNING LAW.

     This Supplemental Indenture shall be deemed to be a contract made under the internal laws of the State of Nevada, and for all purposes shall be construed in accordance with the laws of said State.

     3.4. SEVERABILITY.

     In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not


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affect any other provision of this Supplemental Indenture, but this Supplemental
Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     3.5. COUNTERPARTS.

     This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     3.6. EFFECTIVENESS.

     This Supplemental Indenture shall be effective and binding when executed by the Company and the Trustee.

     3.7. TRUSTEE NOT RESPONSIBLE FOR RECITALS.

     The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

     3.8. PERFORMANCE BY TRUSTEE.

     The Trustee, for itself and its successors, accepts the trust of the Indenture as amended by this Supplemental Indenture and agrees to perform the same, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liability and responsibility of the Trustee.


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     IN WITNESS WHEREOF, the Company and the Trustee have caused this Second
Supplemental Indenture to be duly executed as of the day and year first above written.

                                       MIRAGE RESORTS, INCORPORATED



                                       By:   ROBERT H. BALDWIN
                                           ------------------------------------
                                           Name:   Robert H. Baldwin
                                           Title:  President and Chief
                                                     Executive Officer


                                       By:   SCOTT LANGSNER
                                           ------------------------------------
                                           Name:   Scott Langsner
                                           Title:  Secretary and Treasurer


                                       FIRST SECURITY BANK, NATIONAL
                                         ASSOCIATION
                                         as Trustee


                                       By:   MEGAN CHARLESWORTH
                                           ------------------------------------
                                           Name:   Megan Charlesworth
                                           Title:  Assistant Trust Officer


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